AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made as of the 23rd day of June, 1999, by and between Silver King Resources, Inc., a Florida corporation ("Silver King Florida"), and Silver King Resources (Delaware), Inc., a Delaware corporation ("Silver King Delaware"). Silver King Florida and Silver King Delaware are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS

     A. Silver King Delaware is a corporation duly organized and existing under the laws of the State of Delaware.

     B. Silver King Florida is a company duly organized and existing under the laws of the State of Florida.

     C. On the date of this Merger Agreement, Silver King Delaware has authority to issue: (i) 50,000,000 shares of Common Stock, par value $0.0001 per share ("Silver King Delaware Common Stock"), of which one share, held by Silver King Florida, is issued and outstanding; and (2) 15,000,000 shares of Preferred Stock, par value $0.0001 per share, of which no shares are issued and outstanding.

     D. On the date of this Merger Agreement, Silver King Florida has authority to issue: (i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which, 18,075,000 shares are issued and outstanding ("Silver King Florida Common Stock").

     E. The respective Boards of Directors of Silver King Delaware and Silver King Florida have determined that, for the purpose of effecting the reincorporation of Silver King Florida in the State of Delaware, it is advisable and to the advantage of such corporations and their respective shareholders that Silver King Florida merge with and into Silver King Delaware upon the terms and conditions herein provided.

     F. The respective Boards of Directors of Silver King Delaware and Silver King Florida have approved this Merger Agreement and have directed that this Merger Agreement be submitted to the vote of their respective shareholders.

     NOW, THEREFORE, in consideration of the mutual promises and on the terms and conditions set forth below, the mutuality, adequacy and sufficiency of which are hereby acknowledged, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Silver King Florida shall merge with and into Silver King Delaware:

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I. TERMS AND CONDITIONS

     1.1 Merger. Upon the date this Merger Agreement is made effective in accordance with applicable Delaware and Florida law by filing a Certificate of Merger with the Delaware Secretary of State and filing Articles of Merger with the Florida Secretary of State (the "Effective Date"), Silver King Florida shall be merged with and into Silver King Delaware (the "Merger"), and Silver King Delaware shall be the surviving corporation of the Merger.

     1.2 Succession. Upon the Effective Date, the separate existence of Silver King Florida shall cease and Silver King Delaware shall succeed to all of the rights, privileges, powers and property of Silver King Florida in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

     1.3 Silver King Florida Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof or the Constituent Corporations, each share of Silver King Florida Common Stock issued and outstanding immediately prior thereto (other than dissenters' shares for which appraisal rights are perfected in accordance with section 607.1320 of the Florida Statutes of 1998 (the "Florida Statutes")) shall be changed and converted into one fully paid and nonassessable share of Silver King Delaware Common Stock. All of the shares of Silver King Florida Common Stock held in treasury shall be canceled on the Effective Date.

     1.4 Silver King Delaware Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof or the Constituent Corporations, each share of Silver King Delaware Common Stock issued and outstanding immediately prior thereto shall be canceled.

     1.5 Stock Certificates. Upon and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Silver King Florida Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Silver King Delaware Common Stock into which the shares of Silver King Florida Common Stock represented by such certificates have been converted in the Merger. The registered owner on the books and records of Silver King Florida or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Silver King Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Silver King Delaware Common Stock evidenced by such outstanding certificate as provided above.

     1.6 Employee Benefit Plans. Upon the Effective Date, Silver King Delaware will assume all obligations of Silver King Florida under any and all employee benefit plans in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

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II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Silver King Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Certificate of Incorporation of Silver King Delaware, as amended by the name change set forth in Article Fourth of the Certificate of Merger filed with the Delaware Secretary of State, and such Certificate of Incorporation upon the filing of the Certificate of Merger in Delaware will be duly amended in accordance with the provisions thereof and applicable law. The Bylaws of Silver King Delaware in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Bylaws of Silver King Delaware without change or amendment, until such Bylaws are duly amended in accordance with the provisions thereof and applicable law.

     2.2 Directors. The directors of Silver King Delaware immediately prior to the Effective Date shall upon the Effective Date remain the directors of Silver King Delaware and shall serve until the next annual meeting of shareholders of Silver King Delaware and until their successors are duly elected and qualified or until their earlier resignation, removal or death.

     2.3 Officers. The officers of Silver King Delaware shall remain the officers of Silver King Delaware upon the Effective Date and shall serve until their successors are duly elected and qualified or their earliest resignation, removal or death.

III. CONDITIONS TO CONSUMMATION OF THE MERGER

     3.1 Conditions to Obligation of Silver King Florida. The obligation of Silver King Florida to consummate the Merger is subject to the satisfaction prior to the Effective Date of each of the following conditions:

          (a) The Merger shall have been approved by the shareholders of Silver King Florida in accordance with the Florida Statutes;

          (b) All director, shareholder and other parties' consents and approvals, as well as filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Merger Agreement or applicable law to complete the Merger and the transactions related thereto shall have been secured; and

          (c) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated, entered or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or transactions related thereto.

     3.2 Conditions to Obligation of Silver King Delaware. The obligation of Silver King Delaware to consummate the Merger is subject to the satisfaction prior to the Effective Date of each of the following conditions:

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          (a) Payment or estimated payment of the fair value of the Silver King
Florida Common Stock held by shareholders of Silver King Florida who properly exercise or intend to exercise their dissenters' rights under Section 607.1320 of the Florida Statutes, shall not exceed an amount which, in the opinion of Silver King Delaware's Board of Directors, constitutes an unacceptable cash cost in light of the current cash requirements of Silver King Florida and the anticipated cash requirements of Silver King Delaware as the surviving entity of the Merger;

          (b) The Merger shall have been approved by the shareholders of Silver King Delaware in accordance with the Delaware General Corporation Law, as amended ("DGCL");

          (c) All director, shareholder and other parties' consents and approvals, as well as filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Merger Agreement or applicable law to complete the Merger and the transactions related thereto shall have been secured; and

          (d) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated, entered or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or transactions related thereto.

IV. MISCELLANEOUS

     4.1 Further Assurances. From time to time, as and when required by Silver King Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Silver King Florida such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Silver King Delaware the title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Silver King Florida and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of Silver King Delaware are fully authorized in the name and on behalf of Silver King Florida or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.2 Amendment. At any time before or after approval by the shareholders of the Constituent Corporations and subject to applicable law, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Silver King Florida and Silver King Delaware to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided, however, that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof such Constituent Corporation; (2) alter or change any term of the Certificate of Incorporation of Silver

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King Delaware to be effected by the Merger; or (3) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Constituent Corporation.

     4.3 Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Silver King Florida or Silver King Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of Silver King Florida and Silver King Delaware.

     4.4 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Florida Statutes.

     4.5 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the respective Boards of Directors of Silver King Florida and Silver King Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                              SILVER KING RESOURCES, INC.
                                              a Florida corporation

                                              By: /s/ Stephen P. Harrington
                                                  ------------------------------
                                              Name:  Stephen P. Harrington
                                              Title: President



                                              SILVER KING RESOURCES
                                              (DELAWARE), INC.
                                              a Delaware corporation

                                              By: /s/ Stephen P. Harrington
                                                  ------------------------------
                                              Name:  Stephen P. Harrington
                                              Title: President

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